Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of August 15, 2008,

among

CEPHALON, INC.,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

DEUTSCHE BANK SECURITIES INC.

and

BANK OF AMERICA N.A.

Co-Syndication Agents

WACHOVIA BANK, N.A.

and

BARCLAYS BANK PLC

Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

DEUTSCHE BANK SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,

Joint Bookrunners and Joint Lead Arrangers

[CS&M C/M No. 6701-784]

i

SCHEDULES:

Schedule 1.01(a)		—	Existing Letters of Credit
Schedule 1.01(b)		—	Investment Policy
Schedule 2.01		—	Commitments
Schedule 3.11		—	Subsidiaries and Joint Ventures
Schedule 6.01		—	Existing Indebtedness
Schedule 6.02		—	Existing Liens
Schedule 6.04		—	Existing Investments
Schedule 6.10		—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Guarantee and Collateral Agreement
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Mandatory Costs Rate
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Promissory Note Evidencing Permitted Foreign Loans
Exhibit I	—	Form of US Tax Compliance Certificate

CREDIT AGREEMENT dated as of August 15, 2008, among CEPHALON, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit in the form of Revolving Loans, Swingline Loans and Letters of Credit in amounts at any time outstanding that will not result in the aggregate Revolving Exposures exceeding US$200,000,000, and the Lenders are willing, on the terms and subject to the conditions set forth herein, to extend such credit.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in Sterling or Euro for any Interest Period, an interest rate per annum equal to the sum of (i) the LIBO Rate for such currency and such Interest Period plus (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII; provided, that the Administrative Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent in connection with Loans or Borrowings denominated in any Alternate Currency, in which case references herein to the “Administrative Agent” shall, in connection with Loans or Borrowings denominated in such Alternate Currency, mean any Affiliate or branch so designated.  For purposes of Article VIII and Section 9.03 hereof and, unless the context otherwise requires, any other provision hereof or of the other Loan Documents, the term “Administrative Agent” shall also refer to JPMCB in its capacity as a trustee under any Security Document, and its successors in such capacity as provided in the Declaration of Trust.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also mean any Person that is an executive officer or director of the Person specified and any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“Alternate Currencies” means Euro and Sterling.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the aggregate Commitments represented by such Lender’s Commitment at such time; provided that if the Commitments have expired or been terminated, the Applicable Percentages shall be determined on the basis of the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR/EURIBOR/Federal Funds Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, prior to the third Business Day following the date of the delivery of the consolidated financial statements as of and for the fiscal quarter ended September 30, 2008, the Applicable Rate shall be based on the rates per annum set forth in Pricing Level IV:

Pricing Level:	Leverage Ratio	Commitment Fee Rate	LIBOR/EURIBOR/ Federal Funds Spread	ABR Spread
Level I	< 1.00 to 1.00	0.200%	1.25%	0.25%
Level II	> 1.00 to 1.00 but < 1.50 to 1.00	0.225%	1.50%	0.50%

Pricing Level:	Leverage Ratio	Commitment Fee Rate	LIBOR/EURIBOR/ Federal Funds Spread	ABR Spread
Level III	> 1.50 to 1.00 but <2.25 to 1.00	0.275%	1.75%	0.75%
Level IV	> 2.25 to 1.00 but < 3.00 to 1.00	0.325%	2.00%	1.00%
Level V	> 3.00 to 1.00	0.450%	2.25%	1.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the third Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the foregoing, if the Borrower fails to deliver any consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any related Compliance Certificate, then for the period commencing on and including the fifth Business Day after the required date for such delivery specified herein and ending on and including the first Business Day after the delivery thereof, the Applicable Rate shall be based on the rates per annum set forth in Pricing Level V.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC in their capacities as the joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Alternate Currency, 5,000,000 units of such currency.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternate Currency, the smallest amount of such Alternate Currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in that currency in the London interbank market, and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which TARGET is not open for the settlement of payments in Euros.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment of the Borrower and its consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor or sublessee, and (iii) with respect to any Permitted Acquisition, the purchase price thereof, and (b) that portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Borrower and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Code and (b) each Subsidiary of any such controlled foreign person.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b)  occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by a majority of the board of directors of the Borrower nor (ii) appointed by a majority of the directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit or Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is US$200,000,000.

“Commitment Letter” means the agreement dated June 20, 2008, among the Borrower, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, Inc., Deutsche Bank

AG New York Branch, Deutsche Bank Securities, Inc., Bank of America, N.A., and Banc of America Securities LLC.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form reasonably acceptable to the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2008 relating to the credit facility provided for herein.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Leases of the Borrower and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iv) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) fees and expenses associated with the consummation of the Transactions, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuations of obligations under Hedging Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (v) any non-cash costs associated with breakage in respect of Hedging Agreements for interest rates, (vi) expenses associated with obtaining Hedging Agreements, and (vii) all other non-cash interest expense accrued or incurred during such period.  In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition (other than a Drug Acquisition) or a Material Disposition since the beginning of the relevant period, Consolidated Cash Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) depreciation and amortization for such period, (iv) all extraordinary or non-recurring non-cash charges for such period, including non-cash charges for such period related to asset impairments, plant closings or other restructurings of operations, (v) non-cash stock compensation expense, (vi) acquired in-process research and development expenses, (vii) Milestone Payments, (viii) all payments required to be made pursuant to the Department of Justice Settlement and settlements with state authorities arising out of the same events and all charges on account of such payments, (ix) fees and expenses associated with the consummation of the Transactions and (x) any net loss from discontinued operations or severance expenses associated with the restructuring plan described in the Borrower’s Form 8-K filed with the SEC on January 15, 2008, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all extraordinary or non-recurring gains for such period and (ii) all cash payments in such period in respect of items that were reflected as extraordinary or non-recurring non-cash charges in any prior period (other than charges referred to in clause (a)(viii) above), all determined on a consolidated basis in accordance with GAAP; provided, that if a Material Acquisition (other than a Drug Acquisition) or a Material Disposition shall have occurred since the beginning of such period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Subsidiary of the Borrower.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower and its consolidated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than Borrowings under this Agreement or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets, all computed on a consolidated basis in accordance with GAAP.

“Consolidated Senior Indebtedness” means, as of any date, (a) Consolidated Total Indebtedness as of such date minus (b) the aggregate principal amount of Qualifying Subordinated Indebtedness as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date, the sum of (a) the aggregate amount of all Indebtedness of  the Borrower and the Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared as of such date, determined on a consolidated basis in accordance with GAAP and (b) all Indebtedness of the Borrower and the Subsidiaries consisting of Guarantees of Indebtedness of Persons other than the Borrower or any Subsidiary; provided that Consolidated Total Indebtedness shall exclude to the extent otherwise included in this definition, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Declaration of Trust” means the Declaration of Trust dated [15] August 2008, between JPMorgan Chase Bank, N.A., as trustee, and the Administrative Agent.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Department of Justice Settlement” means the agreement in principle between the Borrower, the United States Attorney’s Office for the Eastern District of Pennsylvania, and the United States Department of Justice announced in November, 2007, and referred to on page sixteen of the Borrower’s Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2008.

“Designated Subsidiary” means (a) each Material Subsidiary that is not a CFC, (b) each other Subsidiary that is not a CFC that directly owns any Equity Interests in a Foreign Subsidiary that is a Material Subsidiary and (c) each Subsidiary that shall have become a Designated Subsidiary as provided in Section 5.03(b).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is or may be redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of

Columbia; provided, that the definition of “Domestic Subsidiary” shall exclude any such Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely of all or any portion of the rights in respect of one or more drugs (including related intellectual property), but not of Equity Interests in any Person or any operating business unit.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) an Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates; and provided further that any Person that is a Fee Receiver that is not a Permitted Investor will not be an Eligible Assignee without the written consent of the Borrower (whether or not an Event of Default has occurred).

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than Qualifying Subordinated Indebtedness).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under

Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates quoted by the Administrative Agent to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros for a period comparable to such Interest Period, in each case as of 11:00 a.m., Brussels time, on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency of the European Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Alternate Currency, the rate at which such Alternate Currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency.  In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about such time as the Administrative Agent shall elect, on such date for the purchase of US Dollars with such Alternate Currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent demonstrable error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b)  US federal withholding Tax in effect at the time a Foreign Lender (other than an assignee under Section 2.18) becomes a party hereto (or designates a new lending office), with respect to any payment made by or on account of any obligation of a Loan Party to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.16, (c) Taxes attributable to a Lender’s failure to comply with Section 2.16(g) or (d) any Taxes imposed on any fee paid by the Borrower under Section 2.11 resulting from a Fee Receiver failing to be a Permitted Investor.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower by a bank that is a Lender hereunder on the date hereof and that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01(a).

“Federal Funds” when used in reference to any Loan, indicates that such Loan shall bear interest at the Federal Funds Rate plus the applicable margin.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Funds Rate” means (i) for the first day of a Swingline Loan, the rate per annum that is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately the time the Borrower requests such Swingline Loan (or at 11:00 a.m. New York City time on such first day, if such notice is given prior to such first day), for overnight dollar deposits in immediately available funds in an amount comparable to the principal amount of such Swingline Loan, and (ii) for each day of such Swingline Loan thereafter, the rate per annum that is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 1:00 p.m. New York City time on such day (or, if not a Business Day, on the immediately preceding Business Day) for overnight dollar deposits in immediately available funds in an amount comparable to the principal amount of such Swingline Loan; in the case of both clauses (i) and (ii), as determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100th of 1%.

“Fee Letters” means the Fee Letter dated June 20, 2008 among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc., the Fee Letter dated June 20, 2008, among the Borrower, Deutsche Bank AG New York Branch and Deutsche Bank Securities, Inc., and the Fee Letter dated June 20, 2008 among the Borrower, Bank of America, N.A. and Banc of America Securities LLC, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fee Receiver” means any Person that receives, or participates in, any payments of fees under Section 2.11.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer (or Person performing similar duties), treasurer or controller of such Person.

“Foreign Lender” means any Lender that, for United States federal income tax purposes, (a) is not an individual who is a citizen or resident of the United States, (b) is not a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) is not an estate whose income is subject to US federal income taxation regardless of its source, (d) is not a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (e) is a partnership or other entity treated as a partnership for US federal income tax purposes, created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under the clauses (a) through (d) of this definition.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to Equity Interests in a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof, it being understood that the term “GAAP” shall include International Financial Reporting Standards to the extent that such International Financial Reporting Standards are adopted as standard accounting principles in the United States of America.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any payment obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as determined by the Borrower in good faith.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit D, together with all supplements thereto.

“Guarantee and Collateral Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Designated Subsidiary;

(b) all Equity Interests in each Foreign Subsidiary directly owned by or on behalf of any Loan Party, other than any such Subsidiary that is not a Material Subsidiary, shall have been pledged pursuant to the Guarantee and Collateral Agreement and, where the Administrative Agent determines that a Foreign Pledge Agreement is advisable in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (unless, in the case of any such Equity Interests, the Administrative Agent shall have received an opinion reasonably satisfactory to it of local counsel in the applicable jurisdiction confirming that the Guarantee and Collateral Agreement creates a legal, valid and perfected security interest that would be given effect under local law by the courts of such jurisdiction); provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any CFC; and the Administrative Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received certificates or other instruments representing all such pledged Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Material Adverse Effect.

The Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular Equity Interests or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with Subsidiaries formed or acquired after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  In the event any Subsidiary shall become a Material Subsidiary after the date hereof, the Borrower shall have a period of 30 days after the delivery under Section 5.01 of the financial statements for the first fiscal quarter at the end of which such Subsidiary shall have been a Material Subsidiary to comply with the foregoing requirements of this definition insofar as they relate to such Subsidiary.

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all payment obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all payment obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i)  accounts payable not more than 120 days overdue incurred in the ordinary course of business, (ii) deferred compensation and (iii) any purchase price adjustment, royalty, earnout or deferred payment of a similar nature (other than in respect of non-competition agreements and other such arrangements referred to above) incurred in connection with an acquisition), (e) all Capital Lease

Obligations and Synthetic Lease Obligations of such Person, (f) all payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all payment obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a matter of law as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any EURIBOR Loan or LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a EURIBOR Borrowing or LIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is fourteen days or one, two, three or six months thereafter (or, if agreed to by each Lender, nine or twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances to, or any Guarantees of any Indebtedness or other payment obligations of any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be determined in accordance with the last sentence of the definition of “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write offs with respect to, such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair market value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“Issuing Bank” means (a) JPMCB, in its capacity as an issuer of Letters of Credit hereunder and (b) solely in respect of any Existing Letter of Credit, Wachovia Bank, National Association.  JPMCB may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more of its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the sum of the US Dollar Equivalents of the amounts of all Letters of Credit that remain available for drawing at such time and (b) the sum of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be the sum of such Lender’s Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then most recently ended.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates quoted by JPMCB, London Branch, to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of 11:00 a.m., London time, on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guarantee and Collateral Agreement, the other Security Documents and, other than for purposes of Section 9.02(b), any promissory notes delivered pursuant to Section 2.09(c) and the Declaration of Trust.

“Loan Documents Obligations” has the meaning set forth in the Guarantee and Collateral Agreement.

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in Sterling or Euros, London time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit F.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of) any Person; provided that the aggregate consideration therefor (including any Indebtedness assumed by the acquiror in connection therewith) exceeds US$50,000,000.

“Material Adverse Effect” means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries taken as a whole, to perform any material obligations under any Loan Document or (c) any material rights of or remedies available to the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of) any Person; provided that the aggregate consideration therefor (including any Indebtedness assumed by the transferee in connection therewith) exceeds US$50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate outstanding principal amount of US$25,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

 “Material Subsidiary” means each Subsidiary (a) the consolidated total assets of which equal 3% or more of the consolidated total assets of the Borrower and the Subsidiaries or (b) the consolidated revenues of which equal 3% or more of the consolidated revenues of the Borrower and the Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower and the Subsidiaries for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower ended March 31, 2008); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower or 10% of the consolidated revenues of the Borrower, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets until such excess shall have been eliminated.

“Maturity Date” means August 15, 2011.

“Milestone Payments” means payments made under contractual arrangements existing during the period of twelve months ending on the date hereof or arising in connection with any Permitted Acquisition to sellers of the assets or Equity Interests acquired therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of), any Person in a single transaction or a series of related transactions if (a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person), upon the consummation of such acquisition, will be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a wholly-owned Subsidiary; (b) the business of such Person, or the business conducted with such assets, as the case may be, constitutes a business permitted by Section 6.03(b); and (c) at the time of and immediately after giving effect to any such purchase or other acquisition, (i) no Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14, (iii) except in the case of a Drug Acquisition, the Borrower’s Leverage Ratio shall not exceed 3.50 to 1.00 and the Borrower’s Senior Leverage Ratio shall not exceed 1.75 to 1.00, in each case determined on a pro forma basis in accordance with Section 1.04(b), (iv) in the case of a Drug Acquisition, the Borrower’s Leverage Ratio shall not exceed 3.50 to 1.00 and the Borrower’s Senior Leverage Ratio shall not exceed 1.75 to 1.00 (without, for the avoidance of doubt, any pro forma adjustment to Consolidated EBITDA for such Drug Acquisition) and (v) in the case of a Material Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together, except in the case of a Drug Acquisition, with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (c)(iii) or (c)(iv) above, as applicable.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06 and Liens for unpaid utility charges;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits to secure obligations in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or to secure other public, statutory or regulatory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII or securing appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially adversely affect the use of the affected property in the ordinary conduct of business of the Borrower or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations; and

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business.

“Permitted Foreign Entities” means Anesta AG, Cephalon Holdings, Ltd., and Cephalon Luxembourg S.a.r.l.

“Permitted Foreign Loan” means a loan made by the Borrower or a Subsidiary Loan Party to any Permitted Foreign Entity after the date hereof that satisfies the following requirements: (a) the proceeds of such loan are used to finance an acquisition permitted under clause (m) or (n) of Section 6.04; (b) such loan is evidenced by a promissory note of such Permitted Foreign Entity in the form of Exhibit H hereto; and (c) such promissory note is delivered and pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, and is accompanied by a certificate of a responsible officer of the issuer representing that such promissory note constitutes a valid and binding obligation of such issuer.

“Permitted Investments” means:

(a) (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof and (ii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the any state of the United States or any political subdivisions of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof, and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or Moody’s;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, ratings from S&P and Moody’s of A-1 and P-1, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least US$1,000,000,000;

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(g) any other investments permitted by the Borrower’s investment policy as set forth on Schedule 1.01(b) and complying with the concentration, minimum rating and other requirements set forth in such policy; provided that investments in (i) corporate debt securities, including bonds, notes, and floating rate notes (other than commercial paper, including commercial paper issued by multi-seller commercial paper conduits), (ii) asset backed securities and (iii) mortgage backed securities shall not constitute Permitted Investments.

“Permitted Investor” means any Fee Receiver that, with respect to any fees paid under Section 2.11, delivers to the Borrower and the Administrative Agent, on or prior to the date on which such Person becomes a party hereto (and from time to time thereafter upon the request of the Borrower and the Administrative Agent, unless such Lender or such Issuing Bank becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Lender or such Issuing Bank) or any successor thereto that entitle such Lender or such Issuing Bank to a complete exemption from US withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN, a Lender or an Issuing Bank providing such form shall qualify as a Permitted Investor only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a US taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine whether such Lender or such Issuing Bank is entitled to such complete exemption.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Loan Party), (b) all Indebtedness of the Borrower or any Subsidiary that is secured by any Lien on any asset of the Borrower or any Subsidiary and (c) all Indebtedness of the Borrower or any Subsidiary that is referred to in clause (e) or (h) of the definition of Indebtedness in this Section 1.01; provided, that Priority Indebtedness shall exclude to the extent otherwise included in the preceding clauses (a) through (c), all obligations of the Borrower and the Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of the Subsidiaries.

“Qualifying Subordinated Indebtedness” means, as of any date, the aggregate principal amount outstanding on such date of (a) the 2010 Subordinated Notes and the 2015 Subordinated Notes and (b) any other Indebtedness (including related Guarantees) for borrowed money of the Borrower that is expressly subordinated to the Loan Documents Obligations on terms not less favorable to the Lenders than those applicable to the 2015 Subordinated Notes; provided that in the case of such Indebtedness referred to in the preceding clause (b), (i) the maturity of such Indebtedness shall not be earlier than the date 91 days after the Maturity Date; (ii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, prior to the date 91 days after the Maturity Date; (iii) such Indebtedness shall not constitute an obligation of any Subsidiary that shall not be a Subsidiary Loan

Party; (iv) such Indebtedness shall not be secured by any Lien on any asset of the Borrower or any Subsidiary; and (v) such Indebtedness shall not contain any covenants that, taken as a whole, are materially more restrictive than those set forth in this Agreement.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” has the meaning set forth in Section 2.16(a).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces, re-evidences or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, except that any such Refinancing Indebtedness may provide for guarantees by the Borrower or any Subsidiary; provided, that if such Original Indebtedness or any such guarantees by the Borrower or any Subsidiary in respect thereof shall have been subordinated to the Borrower’s or such Subsidiary’s obligations hereunder or under the Guarantee and Collateral Agreement, any such guarantee in respect of Refinancing Indebtedness shall be subordinated to the Borrower’s or such Subsidiary’s obligations hereunder or under the Guarantee and Collateral Agreement on terms and conditions no less favorable to the Lenders than the terms and conditions applicable to such Original Indebtedness or guarantee in respect thereof; (e) if such Original Indebtedness shall have been subordinated to the Loan Documents Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Documents Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original

Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing the Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Documents Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or settlement of any Equity Interests in the Borrower.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Loans” means Loans made by the Lenders pursuant to Section 2.01.  Each Revolving Loan denominated in US Dollars shall be a LIBOR Loan or an ABR Loan.  Each Revolving Loan denominated in Sterling shall be a LIBOR Loan.  Each Revolving Loan denominated in Euros shall be a EURIBOR Loan.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency and such Interest Period as set forth on the applicable page of the Reuters

Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable page of the Reuters Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means (a) the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 28, 2008, (b) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 5, 2008 and (c) the Borrower’s current Reports on Form 8-K as filed with the SEC prior to August 8, 2008 (but subsequent to filing of the SEC Report described in clause (a) above).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time and any successor statute.

“Secured Obligations” means the “Obligations” as defined in the Guarantee and Collateral Agreement.

“Secured Parties” has the meaning set forth in the Guarantee and Collateral Agreement.

“Security Documents” means the Guarantee and Collateral Agreement, the Foreign Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure any of the Secured Obligations.

“Senior Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then most recently ended.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such

Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee and Collateral Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.  Each Swingline Loan shall be a Federal Funds Loan.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such payment obligations were accounted for as Capital Lease Obligations.  For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the issuance of the Letters of Credit and the use of the proceeds of such Loans and of such Letters of Credit.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBO Rate, Adjusted LIBO Rate, the Alternate Base Rate or, if such Loan is a Swingline Loan, the Federal Funds Rate.

“US Borrower” means any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Dollar”, “US$” or “$” means the lawful currency of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any amount denominated in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Warrants” means (a) the Seven Year Warrant dated June 6, 2003, between the Borrower and Credit Suisse First Boston International, as amended by the Amendment to Seven Year Warrant dated December 13, 2006, between the Borrower and Credit Suisse International (f/k/a Credit Suisse First Boston International), (b) the Warrant Confirmation dated as of June 2, 2005, between the Borrower and Deutsche Bank AG and (c) any similar instrument issued in connection with Qualifying Subordinated Indebtedness.

“wholly-owned”, when used in reference to a subsidiary of any Person, means any subsidiary of such Person all the Equity Interests in which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA. .

“2010 Subordinated Notes” means the zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010, issued by the Borrower under the 2010 Subordinated Notes Indenture.

“2010 Subordinated Notes Indenture” means the indenture dated as of December 20, 2004, between the Borrower and U.S. Bank National Association, as Trustee, under which the 2010 Subordinated Notes are outstanding

“2015 Subordinated Notes” means the Borrower’s 2.00% Convertible Senior Subordinated Notes due June 1, 2015, issued under the Subordinated Notes Indenture.

“2015 Subordinated Notes Indenture” means the Indenture dated June 7, 2005, between the Borrower and U.S. Bank National Association, as Trustee, under which the 2015 Subordinated Notes are outstanding.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “LIBOR Loan” or “LIBOR Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.  Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)  All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition or Permitted Acquisition shall be calculated after giving pro forma effect thereto (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending on March 31, 2008), and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness and any related cost savings, operating expense reductions and synergies, all in accordance with (and, in the case of cost savings, operating expense reductions and synergies, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

SECTION 1.05.  Currency Translation.  The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternate Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the US Dollar Equivalent of such

Borrowing until the next required calculation thereof pursuant to this sentence.  The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternate Currency as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed or the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence.  Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Sections 6.12, 6.13 and 6.14) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination.  For purposes of Section 6.12, 6.13 and 6.14, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Borrower’s annual and quarterly financial statements.

SECTION 1.06.  Status of Obligations.  The Loan Documents Obligations and the Guarantees of the Loan Documents Obligations under the Guarantee and Collateral Agreement are hereby designated as “Designated Senior Debt” for purposes of the 2010 Subordinated Notes Indenture and the 2015 Subordinated Notes Indenture.  In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Documents Obligations and the Guarantees of the Loan Documents Obligations under the Guarantee and Collateral Agreement to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Documents Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in US Dollars,

Euro and Sterling to the Borrower from time to time during the Availability Period in amounts that will not result at any time in (a) such Lender’s Revolving Exposure exceeding its Commitment, (b) the aggregate Revolving Exposures exceeding the aggregate Commitments or (c) that portion of the aggregate Revolving Exposures attributable to Loans, Letters of Credit and LC Disbursements denominated in Alternate Currencies exceeding US$50,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.13, (i) each Borrowing denominated in US Dollars shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (iii) each Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans.  Each Swingline Loan shall be a Federal Funds Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any EURIBOR Borrowing or LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$500,000 and not less than US$1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than five EURIBOR Borrowings and LIBOR Borrowings outstanding at any time, unless otherwise agreed between the Borrower and the Administrative Agent.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a EURIBOR Borrowing or a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a borrowing denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv) in the case of a EURIBOR Borrowing or a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) except in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of a Borrowing to be denominated in US Dollars is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested EURIBOR Borrowing or LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower denominated in US Dollars from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding US$25,000,000 or (ii) the aggregate Revolving Exposure exceeding the aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  At the time that each Swingline Loan is made, such Swingline Loan shall be in an aggregate amount that is an integral multiple of US$500,000 and not less than US$1,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., New York City time, on the day of the proposed Swingline Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and, except in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the location and number of the account of the Borrower to which funds are to be disbursed.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to an Issuing Bank, as the case may be, by the close of business in New York City on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower set forth in Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (in which case the Swingline Lender shall have no obligation to make such Swingline Loan).  Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such

Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in US Dollars, Euro or Sterling and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section) to be a Letter of Credit issued hereunder for the account of the Borrower.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any such request.  In the event and to the extent that the provisions of any such application shall conflict with, or shall otherwise include representations, warranties, covenants or defaults more restrictive than those set forth in, this Agreement, the provisions of this Agreement shall govern and such provisions in such application shall be of no force or effect.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension,

(i) the LC Exposure will not exceed US$50,000,000 and (ii) the aggregate Revolving Exposure will not exceed the aggregate Commitments.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (j) of this Section.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, unless arrangements mutually satisfactory to the applicable Issuing Bank and the Borrower shall have been made at the time of issuance, renewal or extension to cash collateralize such Letter of Credit; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower set forth in Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, renewed or extended, the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (in which case the applicable Issuing Bank shall have no obligation to issue, renew or extend such Letter of Credit).

(e)  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency thereof, not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 12:00 noon, New York City time, on such Business Day or (ii) otherwise, 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if the amount of such LC Disbursement is denominated in US Dollars and is US$1,000,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for an LC Disbursement (other than the funding of an ABR Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, (i) in case of an LC Disbursement denominated in US Dollars, at the rate per annum then applicable to ABR Revolving Loans, and (ii) in the case of an LC Disbursement denominated in any other currency, at the rate per annum determined by such Issuing Bank (which determination will be conclusive absent demonstrable error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in US Dollars equal to 105% of the LC Exposure as of such date (determined, in the case of Letters of Credit denominated in Alternate Currencies, on the basis of Exchange Rates prevailing on such date) plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b).  Each deposit of cash collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall, to the extent funds in such account shall not be required for application hereunder, be invested in overnight or short-term Permitted Investments selected by the Administrative Agent, which investments shall be made at the Borrower’s risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the aggregate Revolving Exposures would not exceed the aggregate Commitment and no Default shall have occurred and be continuing.

(j)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent promptly after demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Borrowing  initially shall be of the Type and, in the case of a EURIBOR Borrowing or LIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may, in the case of a Borrowing denominated in US Dollars, elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a EURIBOR Borrowing or LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the

Lenders, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          in the case of a borrowing denominated in US Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)          if the resulting Borrowing is to be a EURIBOR Borrowing or a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a EURIBOR Borrowing or a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)  If the Borrower fails to deliver a timely Interest Election Request with respect to a EURIBOR Borrowing or a LIBOR Borrowing and fails, at or prior to the time at which such Interest Election Request for the continuation of such Borrowing for an additional Interest Period would be required to be delivered, to deliver a notice pursuant to Section 2.09 to the effect that the Borrower will repay such Borrowing at the end of the applicable interest period, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in Euro or Sterling, be continued as a EURIBOR Borrowing or a LIBOR Borrowing, as the case may be, with an interest period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination, Reduction and Expansion of Commitments.  (a)  Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)  The Borrower may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to the Lenders) executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Commitments of the Increasing Lenders to be increased (or cause the Increasing Lenders to extend new Commitments) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such notice; provided, that (i) no Lender shall have any obligation to increase its Commitment pursuant to this paragraph, (ii) all new Commitments and increases in existing Commitments becoming effective under this paragraph during the term of this Agreement shall not exceed US$50,000,000 in the aggregate, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”).   New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph.  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement.  Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered under Section 4.01(b) and (c) (in each case, solely with respect to the Borrower), giving effect to such increase and (ii) on the effective date of such increase, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects and no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.  On the effective date (the “Increase Effective Date”) of any increase in the Commitments pursuant to this paragraph (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Borrowings outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, (iii) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts (in the currencies of the Initial Borrowings) equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings.  The deemed payments made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date on which a Borrowing (other than a Swing Line Loan) is made, the Borrower shall repay all Swingline Loans that were outstanding on such date.

(b)  The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence, absent demonstrable error, of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)  Any Lender may request that Loans and other extensions of credit made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  If the aggregate Revolving Exposures shall at any time exceed the aggregate Commitments, then (i) on the last day of any Interest Period for any EURIBOR Borrowing or LIBOR Borrowing, and (ii) on each other date on which any ABR Revolving Borrowing or Swingline Loan shall be outstanding, the Borrower shall prepay Loans (or, if no Loans are outstanding, deposit cash collateral in an account with the

Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess and (B) the amount of the applicable Revolving Borrowings or Swingline Loans referred to in clause (i) or (ii), as applicable.  If the aggregate amount of the Revolving Exposures at any time shall exceed 105% of the aggregate Commitments, then the Borrower shall, within three Business Days, prepay one or more Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an amount sufficient to eliminate such excess.

(c)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section.

(d)  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a EURIBOR Borrowing or a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account, a fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit issued by it, which fee shall be payable quarterly in arrears, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable promptly on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  In the absence of demonstrable error in the calculation of the amount of any fees hereunder, fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each EURIBOR Borrowing and each LIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate or the Adjusted LIBO Rate, as the case may be, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Each Swingline Loan shall bear interest at the Federal Funds Rate plus the Applicable Rate.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable promptly on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a EURIBOR Loan or a LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year, except in the case of Borrowings denominated in Sterling), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted EURIBOR Rate, Adjusted LIBO Rate or Federal Funds Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a EURIBOR Borrowing or a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted EURIBO Rate or the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted EURIBO Rate or the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such EURIBOR Borrowing or LIBOR Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic, but shall be promptly confirmed in writing) thereof to the Borrower and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Borrowing is denominated in US Dollars, any Borrowing Request or Interest Election Request that requests the making of such Borrowing as or the conversion of such Borrowing to, or continuation of such Borrowing as, a LIBOR Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) if such Borrowing is denominated in Euro or Sterling, the Borrower and the Administrative Agent shall determine a rate to be applicable to such Borrowing in lieu of the Adjusted EURIBO Rate or the Adjusted LIBO Rate in its reasonable discretion based on market conditions and in consultation with the Borrower and the Lenders.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBO Rate or the Adjusted LIBO Rate) or Issuing Bank;

(ii) subject any Lender or Issuing Bank to (or any increase in) any Other Connection Taxes, except any such Taxes imposed on or measured by its net income or profits (however denominated) or franchise taxes imposed in lieu of net income or profits taxes, with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued, by it; or

(iii) impose on any Lender or Issuing Bank or any relevant interbank market any other condition, cost or expense affecting this Agreement or EURIBOR Loans or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any EURIBOR Loan or LIBOR Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon the written request of such Lender or Issuing Bank, which request shall set forth in reasonable detail the basis for such request, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by an Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, which request shall set forth in reasonable detail the basis for such request, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  Any Lender or Issuing Bank requesting compensation under this Section shall deliver a certificate to the Borrower setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, which certificate shall be conclusive absent demonstrable error.  In determining such additional amounts, each Lender or Issuing Bank will act in good faith and will use allocation and attribution methods that it in good faith determines to be reasonable.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any EURIBOR Loan or LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any EURIBOR Loan or LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any EURIBOR Loan or LIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any EURIBOR Loan or LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event upon written request by such Lender, which request shall set forth in reasonable detail the basis for such request.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted EURIBO Rate or Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.  Together with the written request required by the previous sentence, any Lender requesting compensation shall deliver a certificate to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent demonstrable error.  The Borrower shall not be required to compensate a Lender pursuant to this Section for any losses, costs or expenses described in this Section suffered more than 180 days prior to the date that such Lender notifies the Borrower of such losses, costs or expenses and of such Lender’s or intention to claim compensation therefor.  In determining such additional amounts, each Lender will act in good faith and will use allocation and attribution methods determined by it in good faith to be reasonable.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party or the Administrative Agent, or, in the case of any Lender that is treated as a partnership for US federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent or the applicable direct or indirect Lender (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)  Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Issuing Bank or such Lender or its beneficial owner, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent demonstrable error.

(d)  Indemnification of the Administrative Agent.  Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.

(e)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)  Status of Fee Receivers.  Each Fee Receiver hereby represents that it is a Permitted Investor and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g)  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the US federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit I to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and to the effect that the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “US Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)  Treatment of Certain Refunds.  If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Issuing Bank, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will an Issuing Bank or any Lender be required to pay any amount to any Loan Party the payment of which would place such Issuing Bank or such Lender in a less favorable net after-Tax position than such Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent, an Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)  Survival.  Each party’s obligations under this Section shall survive termination of the Loan Documents and repayment of any obligations thereunder.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to an Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or any LC Disbursement shall, except as otherwise provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder shall be made in US Dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.16(d), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender has failed to consent to a proposed amendment or waiver that under Section 9.02 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent or (v) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, waiver, discharge or termination shall be susceptible of being effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  The Borrower and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and is qualified to do business and (to the extent the concept is applicable in such jurisdiction) is in good standing, in every jurisdiction where the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.  Authorization; Enforceability.  The Transactions to be effected by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; Absence of Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or on the Effective Date will be obtained or made and are (or will on the Effective Date be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower, any Loan Party or any Material Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Borrower, any Loan Party or any Material Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower, any Loan Party or any Material Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower, any Loan Party or any Material Subsidiary.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of operations, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2006 and 2007, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent registered public accountants, and (ii) as of and for the fiscal quarter ended  March 31, 2008.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since December 31, 2007, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a)  The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except that no representation is made in this clause (i) as to any such actions, suits or proceedings the existence of which has been specifically disclosed in the SEC Reports) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability (except that no representation is made in this paragraph (b) as to any such matters the existence of which has been specifically disclosed in the SEC Reports).

SECTION 3.07.  Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (except that no representation is made with respect to any such failure to comply that has been specifically disclosed in the SEC Reports).

SECTION 3.08.  Investment Company Status.  None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA; Labor Matters.  (a) No ERISA Events have  occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of all such underfunded Plans.

(b) As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to their knowledge, threatened.  The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters.  All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any Subsidiary is bound.

SECTION 3.11.  Subsidiaries and Joint Ventures.  Schedule 3.11 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Subsidiary Loan Party and each Material Subsidiary.

SECTION 3.12.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  All written or formally presented information, including the Confidential Information Memorandum, other than any projections and information of a general economic or general industry nature, furnished by or on behalf of, the Borrower or any Subsidiary to the Administrative Agent, any of its Affiliates or any Lender pursuant to or in connection with this Agreement or any other Loan Document, taken as a whole together with all other written information so delivered on or prior to any date of determination and all information contained in regular or periodic reports filed by or on behalf of the Borrower with the SEC on or prior to such date is (or will when furnished be) complete and correct in all material respects and does not (or will not when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood by the Administrative Agent and the Lenders that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

SECTION 3.13.  Collateral Matters.  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02 that are prior by operation of law or contract.

SECTION 3.14.  Federal Reserve Regulations.  None of the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Sidley Austin LLP, special counsel for the Borrower, and (ii) local counsel in each jurisdiction of any Foreign Subsidiary with Equity Interests subject to the Guarantee and Collateral Requirement (subject to the penultimate paragraph of this Section), in each case in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan

Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (f) and (j) of this Section and in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letters or any Loan Document.

(f) The Guarantee and Collateral Requirement shall have been satisfied (subject to the penultimate paragraph of this Section).

(g) The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

(i) The Lenders shall have received (i) the financial statements referred to in Section 3.04 and (ii) annual financial projections for the Borrower and its consolidated Subsidiaries for the years 2008 through 2011.

(j) On the Effective Date, either (i) the Borrower and the Subsidiaries shall have no bank credit agreements or similar credit facilities (other than reimbursement obligations in respect of each of the letters of credit identified on Schedule 6.01) or (ii) the principal, premium, if any, interest, fees and other amounts due or outstanding under all bank credit agreements or similar credit facilities of  the Borrower and the Subsidiaries shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(k) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Notwithstanding the foregoing, if the Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any pledge of the Equity Interests of any Foreign Subsidiary (whether pursuant to the Guarantee and Collateral Agreement or a Foreign Pledge Agreement) that is required to be delivered in order to satisfy the requirements of the Guarantee and Collateral Requirement, such delivery (and the delivery of the related opinion pursuant to paragraph (b) of this Section) shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.13.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall be satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on August 15, 2008 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of any Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of each Borrowing (other than a continuation or conversion of any Loan) or issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, (i) the aggregate Revolving Exposures shall not exceed the Commitments and (ii) that portion of the aggregate Revolving Exposures attributable to Loans, Letters of Credit and LC Disbursements denominated in Alternate Currencies shall not exceed US$50,000,000.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided, that if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statements of operations, stockholders’

equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower in the corresponding Compliance Certificate as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to the absence of normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, and (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that audited such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Event of Default under Sections 6.12, 6.13 or 6.14 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 90 days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer or other executive officer of the Borrower setting forth all Equity Interests in Subsidiaries owned by any Loan Party that, in each case, (i) if so owned or filed by a Loan Party as of the Effective Date would have been required to be set forth on the applicable schedule to the Guarantee and Collateral Agreement pursuant to the terms of such agreement and (ii) have not been set forth on a certificate previously delivered pursuant to this clause;

(f) promptly after the same become publicly available, copies of all Reports on Form 10-K, 10-Q and 8-K (or any successor or substitute form) filed by  the Borrower or any Subsidiary with the SEC; and

(g) promptly after any request therefor, such other information regarding the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or compliance with the terms of any Loan

Document, as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Borrower.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority or arbitrator against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount of US$5,000,000 or more.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  Information required to be delivered pursuant to clause (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.03.  Additional Subsidiaries.  (a)  If any Subsidiary is formed or acquired after the Effective Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee and

Collateral Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in such Subsidiary owned by any Loan Party (if it is a Foreign Subsidiary that is a Material Subsidiary).

(b)  The Borrower may designate a Domestic Subsidiary not meeting the criteria set forth in clause (b) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that (i) such Subsidiary shall have delivered to the Administrative Agent a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed by such Subsidiary, (ii) the Borrower shall have delivered a certificate of an executive officer or a Financial Officer of the Borrower to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct and no Default shall have occurred or be continuing, and (iii) such Subsidiary shall have delivered to the Administrative Agent documents and opinions requested by the Administrative Agent of the type referred to in paragraphs (b) and (c) of Section 4.01.

SECTION 5.04.  Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in the legal name of any Loan Party, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) in the location of the chief executive office of any Loan Party or (iv) in the case of any Loan Party that shall have pledged any Equity Interests under the Guarantee and Collateral Agreement, in the organizational identification number, if any, or the Federal Taxpayer Identification Number of such Loan Party.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

SECTION 5.05.  Existence; Conduct of Business.  The Borrower and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided, further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, license, permit, privilege, franchise, patent, copyright, trademark or trade name if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

SECTION 5.06.  Payment of Taxes.  The Borrower and each Subsidiary will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.  Maintenance of Properties.  The Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08.  Insurance.  The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and which are similarly situated to the Borrower; provided, that the Borrower and each Subsidiary may self-insure to the extent customary for companies of established repute engaged in the same or similar businesses operating in the same or similar locations and which are similarly situated to the Borrower.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all material financial dealings and transactions in relation to its business and activities.  The Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent), at reasonable times upon reasonable prior notice (but not more than once annually if no Default shall exist), (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and, in the presence of officers of the Borrower, with its independent accountants, in each case at mutually convenient times.

SECTION 5.10.  Compliance with Laws.  The Borrower and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans and Swingline Loans and the Letters of Credit will be used only for working capital and other general corporate purposes of the Borrower and the Subsidiaries, including acquisitions in any of the Borrower’s lines of business or in lines of business that are reasonably related or complementary thereto.

SECTION 5.12.  Further Assurances.  The Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13.  Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within 30 days, after the Effective Date,  the Borrower and each other Loan Party will deliver to the Administrative Agent any pledge of Equity Interests in any Foreign Subsidiary (and all the related opinions) that would have been required to be delivered on the Effective Date but for the penultimate paragraph of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Guarantee and Collateral Requirement”.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)  None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i)             Indebtedness created under the Loan Documents;

(ii)          Indebtedness existing on the date hereof and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii)       the Warrants, to the extent they constitute Disqualified Equity Interests;

(iv)      Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred or pledged to any other Person, (B) any such Indebtedness owing by any Loan Party shall be subordinated to the Loan Documents Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (C) any such Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(v)              Guarantees incurred in compliance with Section 6.04(e);

(vi)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed US$40,000,000 at any time outstanding;

(vii)        Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B)  neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(viii)     Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(ix)             Qualifying Subordinated Indebtedness; provided that after giving effect to the incurrence thereof (A) the Borrower’s Leverage Ratio shall not exceed 3.75 to 1.00 and (B) the Borrower’s Senior Leverage Ratio shall not exceed 2.00 to 1.00;

(x)                Indebtedness under performance bonds, surety bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case, incurred in the ordinary course of business;

(xi)             Indebtedness of the Borrower and its Subsidiaries owing to the seller in any Permitted Acquisition so long as such Indebtedness (A) is unsecured and subordinated to the Loan Documents Obligations on a basis reasonably satisfactory to the Administrative Agent and (B) does not, when taken together with all other indebtedness incurred pursuant to this Section 6.01(a)(xi), exceed more than $10,000,000 at any time outstanding; and

(xii) other Indebtedness; provided that after giving effect to the incurrence thereof, (A) the Borrower’s Leverage Ratio shall not exceed 3.50 to 1.00 and (B) the Borrower’s Senior Leverage Ratio shall not exceed 1.75 to 1.00.

(b) None of the Borrower or any Subsidiary will permit Priority Indebtedness (including any such Indebtedness permitted under paragraph (a) of this Section 6.01) at any time to exceed US$40,000,000.

SECTION 6.02.  Liens.  None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens created under the Loan Documents;

(b)         Permitted Encumbrances;

(c)          any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(d)         any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(e)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (a)(vi) of Section 6.01, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other asset of the Borrower or any Subsidiary;

(f)            in connection with the sale or transfer of any assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)         in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(h)         Liens on assets of Foreign Subsidiaries customarily granted in connection with financing transactions in the respective jurisdictions of such Subsidiaries; provided that such Liens shall secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted hereunder; and

(i)             other Liens securing Indebtedness in an amount that will not result in a violation of Section 6.01(b).

SECTION 6.03.  Fundamental Changes; Business Activities.  (a)  None of the Borrower or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless it is also permitted by Section 6.04.

(b)  None of the Borrower or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date hereof and businesses incidental or reasonably related or similar or complementary thereto or reasonable extensions thereof.

(c)  The Borrower will not permit any Person other than the Borrower, or one or more of its subsidiaries that is not a CFC, to own any issued or outstanding Equity Interests in any Domestic Subsidiary.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Borrower or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto) or make any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of any other Person (including through any exclusive long-term license of rights to a drug or other product line), or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(a) cash and other Permitted Investments;

(b) Investments existing on the date hereof and set forth on Schedule 6.04;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to the making of such investments, and (ii) the aggregate amount of all investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties made after the date hereof (other than the conversion of any intercompany account or other obligation owed by any Foreign Subsidiary to a Loan Party into the Equity Interests of such Foreign Subsidiary), in each case made in reliance on this clause (c) and the following clauses (d) and (e) of this Section, shall not exceed US$200,000,000 at any time outstanding;

(d) loans or advances made by the Borrower or any Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iv) and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary; provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Guarantee and Collateral Agreement shall not Guarantee any Indebtedness or other payment obligation of any Loan Party, and (ii) the aggregate amount of Indebtedness and other payment obligations (other than in respect of any overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or in connection with any automated clearing-house transfer of funds) of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) Permitted Foreign Loans;

(g)         transfers of intellectual property to Foreign Subsidiaries, the Equity Interests of which are directly owned by or on behalf of any Loan Party and are pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement;

(h)         Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)             Investments made as a result of the receipt of non-cash consideration from a sale, transfer, lease or other disposition, or an exclusive license, of any asset in compliance with Section 6.05;

(j)             Investments in the form of Hedging Agreements permitted by Section 6.07;

(k)          payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(l)             loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed US$2,500,000;

(m)       Permitted Acquisitions;

(n)         acquisitions of Equity Interests that would constitute Permitted Acquisitions but for the fact that the Persons in which such Equity Interests are acquired do not become wholly owned Subsidiaries of the Borrower; provided, that the aggregate consideration paid in all such acquisitions made under this clause (n) after the date hereof shall not exceed US$30,000,000;

(o)         the creation or formation of new Subsidiaries with no significant assets or operations for the purpose of effecting acquisitions referred to in the preceding clauses (m) and (n);

(p)         transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Borrower or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies; and

(q)         other Investments and acquisitions; provided that, (A) at the time each such Investment or acquisition is purchased, made or otherwise acquired, no Event of Default shall have occurred and be continuing or would result therefrom and (B) the amount of such Investment, or the aggregate consideration paid in connection with such acquisition, together with the aggregate amount, determined as of such time, of all other Investments purchased, made or otherwise acquired, and the aggregate amount of all consideration and such other amounts paid in connection with all other acquisitions made, in reliance on this clause (q) shall not exceed US$15,000,000 in the aggregate.

None of the Borrower or any Subsidiary will (i) forgive, cancel or convert to an Equity Interest in the obligor thereunder any promissory note evidencing a Permitted Foreign Loan that is pledged under the Guarantee and Collateral Agreement (except upon the payment in full of the obligations evidenced thereby), (ii) transfer its interest in any Permitted Foreign Loan to any Person other than the Borrower or a Subsidiary Loan Party or (iii) engage in asset transfers that would materially impair the ability of the obligor on any Permitted Foreign Loan to perform its payment obligations under such Permitted Foreign Loan.

SECTION 6.05.  Asset Dispositions.  None of the Borrower or any Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower or any Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and other dispositions of inventory, used or surplus equipment, cash and Permitted Investments in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or any Subsidiary; provided that (i) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09 and (ii) Equity Interests in a Domestic Subsidiary may not be transferred to a Foreign Subsidiary;

(c) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than 90 days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables):

(d) leases, subleases or licenses of real property to other Persons not materially interfering with the business of the Borrower or any Subsidiary; and

(e) sales, transfers, leases and other dispositions, and exclusive licenses, of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of, and of all assets exclusively licensed, in reliance on this clause (c) shall not at the time of and after giving effect to any such transaction exceed 10% of Consolidated Net Tangible Assets at the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of the fiscal quarter of the Borrower ended March 31, 2008).

Notwithstanding the foregoing, no such sale or transfer of any Equity Interests in any Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries and (ii) immediately after giving effect to such transaction, the Borrower and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06.  Sale/Leaseback Transactions.  None of the Borrower or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted by Section 6.05, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted by Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted by Section 6.02.

SECTION 6.07.  Hedging Agreements.  None of the Borrower or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of the Borrower or any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests of the Borrower permitted hereunder, (ii) the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iii) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower, (iv) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and the Subsidiaries, and (v) the Borrower may make additional Restricted Payments so long as at the time of and after giving effect thereto and to any related incurrences of Indebtedness, (A) no Default shall have occurred and be continuing, (B) the Borrower’s Leverage Ratio shall not exceed 3.50 to 1.00 and (C) the Borrower’s Senior Leverage Ratio shall not exceed 1.75 to 1.00.

(b)  None of the Borrower or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except:

(i)             regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;

(ii)          refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01;

(iii)       (A) payments made with respect to the 2010 Subordinated Notes upon the exercise (x) by the Borrower of any redemption rights with respect thereto, (y) by holders thereof of conversion rights with respect thereto or (z) by holders thereof of their right to require the repurchase of such Notes in accordance with the provisions of the 2010 Subordinated Notes Indenture, (B) payments required to be made with respect to the 2015 Subordinated Notes upon the exercise by holders thereof of conversion rights with respect thereto and (C) any other similar payments required to be made in connection with any other Qualifying Subordinated Indebtedness upon the exercise by holders thereof of conversion rights with respect thereto; and

(iv)      payments made pursuant to consensual exchange agreements between the Borrower and any noteholder (A) in cash or Equity Interests of the Borrower with respect to the 2010 Subordinated Notes and (B) in Equity Interests of the Borrower with respect to the 2015 Subordinated Notes or any other Qualifying Subordinated Indebtedness.

SECTION 6.09.  Transactions with Affiliates.  None of the Borrower or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any Person known to the Borrower to be an Affiliate of the Borrower, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business and (e) loans and advances permitted under clauses (k) and (l) of Section 6.04.

SECTION 6.10.  Restrictive Agreements.  None of the Borrower or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification materially expanding the scope of any such restriction or condition), (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification materially expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (E) restrictions imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (C), provided that such amendments or refinancings do not materially expand the scope of any such restriction or condition and (F) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to assets securing such Indebtedness, (B) restrictions or conditions imposed by any agreement relating to Indebtedness of Foreign Subsidiaries permitted by this Agreement or (C) customary ratable security requirements imposed by any agreement relating to Indebtedness of Domestic Subsidiaries permitted by this Agreement or (D) customary provisions in leases, subleases and other agreements restricting the assignment or sublease thereof.

SECTION 6.11.  Amendment of Subordinated Indebtedness.  None of the Borrower or any Subsidiary will amend, modify or waive any of its rights under any agreement or instrument governing or evidencing any Subordinated Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12.  Interest Expense Coverage Ratio.  The Borrower will not permit the ratio as of the last day of any fiscal quarter of (a) Consolidated EBITDA minus Capital Expenditures to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters then ending to be less than 2.50 to 1.00.

SECTION 6.13.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.75 to 1.00.

SECTION 6.14.  Senior Leverage Ratio.  The Borrower will not permit the Senior Leverage Ratio as of the last day of any fiscal quarter to exceed 2.00 to 1.00.

SECTION 6.15.  Change in Fiscal Year.  Permit the Borrower’s fiscal year to end on any date other than December 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and, solely in the case of any such failure  to pay any reimbursement obligation in respect of any LC Disbursement, such failure shall continue unremedied for a period of one Business Day;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other document provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) The Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness when and as the same shall become due and payable (or within any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) The Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) The Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$25,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or one or more judgments for injunctive relief shall be rendered against the Borrower, any Subsidiary or any combination thereof that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Subsidiary (but only if the applicable insuror shall have been advised of such judgment and of the intent of the Borrower or such Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insuror shall not have disputed coverage);

(l)             one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)       any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale, transfer or release of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the expiration or termination of such Security Document in accordance with its terms or (iii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement;

(n)         any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(o)         the Borrower or any Subsidiary shall have received a notice, order or judgment from or of a Governmental Authority that temporarily or permanently suspends any material portion of its operations (due to a violation of applicable law or otherwise) where such suspension could reasonably be expected to result in a Material Adverse Effect; or

(p)         a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower (which may be telephonic, but shall be promptly confirmed in writing), take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent, collateral agent and trustee under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, bad faith or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer of such Person).  The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer of such Person).  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related

Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a

Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)             if to the Borrower, to it at Cephalon, Inc., 41 Moores Road, Frazer, Pennsylvania 19355, Attention of J. Kevin Buchi, Executive Vice President and Chief Financial Officer (Fax No. (610) 344-7563);

(ii)          if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender:

(A) in the case of any notice related to a Loan or Borrowing denominated in US Dollars or a Letter of Credit, or any notice that does not relate to a particular Loan or Borrowing, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Sharon Bosch (Fax No. (312) 385-7107), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of James A. Knight (Fax No. (646) 534-3081); and

(B) in the case of any notice related to a Loan or Borrowing denominated in Euro or Sterling, to J. P. Morgan Europe Limited, Loan and Agency Services Group, 125 London Wall, 9th Floor, London EC2Y 5AJ United Kingdom, Attention of Ching Loh (Fax No. 44 -207-777-2360), with a copy to the address provided under clause (A) above; and

(iii)       if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, such amendment does not adversely affect the rights of any Lender or any Issuing Bank; and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release all or substantially all the Subsidiary Loan Parties from their Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in Section 9.14), or limit their liability in respect of such Guarantees, without the written consent of each Lender, or (G) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)   The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single law firm acting as counsel for the Administrative Agent and, in connection with pledges of Equity Interests in Foreign Subsidiaries, such local counsel as the Administrative Agent may deem advisable, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by the Borrower or any other party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee or from a material breach by such Indemnitee of its agreements under the Loan Documents.  This paragraph shall not require indemnification for Taxes other than any Taxes that represent losses or damages arising from non-Tax claims.

(c)  To the extent the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), any Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d)  To the extent permitted by applicable law, the Borrower shall not assert or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of any of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, for any other assignment;

(B) the Administrative Agent; and

(C) in the case of any assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the applicable Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Person that would be a Fee Receiver that is not a Permitted Investor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any Person that would be a Fee Receiver may not be a Participant unless such Person is a Permitted Investor.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.16(d) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver referred to in the first proviso in Section 9.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 or 2.16 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant shall be subject to Section 2.17(b) and (c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(g) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loans and issuance of the Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any LC Disbursement or any fee or other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the replacement in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by an Issuing Bank (whether as a result of the obligations of the Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under

Section 2.05(d) or (f).  The provisions of Sections 2.14, 2.15, 2.16, 2.17(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of the Commitment Letter, the Fee Letters or any separate letter agreements with respect to fees payable to the Administrative Agent or an Issuing Bank that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement.  The rights of each Lender and each Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or such Affiliate may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.

(c)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Release of Liens and Guarantees.  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary or any of their Related Parties) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

SECTION 9.16.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17.  Non-Public Information.  (a)  Each Lender acknowledges that all information furnished to it pursuant to this Agreement by the Borrower on its behalf and relating to the Borrower, the Subsidiaries or their businesses may include material non-public information concerning  the Borrower and the Subsidiaries and their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Borrower and the Subsidiaries and their securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CEPHALON, INC.,

by
/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: Executive Vice President and
Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ James A. Knight
Name: James A. Knight
Title: Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

BANK OF AMERICA, N.A.:

by
/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

DEUTSCHE BANK AG NEW YORK BRANCH

by
/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

by
/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

BARCLAYS BANK PLC.:

by
/s/ Nicholas Bell
Name: Nicholas Bell
Title: Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

WACHOVIA BANK, NATIONAL ASSOCIATION:

by
/s/ John M. Fessick
Name: John M. Fessick
Title: Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

CITIZEN’S BANK OF PENNSYLVANIA:

by
/s/ [illegible]
Name: [illegible]
Title: Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT
OF CEPHALON, INC.

U.S. BANK, NATIONAL ASSOCIATION:

by

/s/ Christopher T. Kordes
Name: Christopher T. Kordes
Title: Senior Vice President